STATE OF DELAWARE
CERTIFICATE OF CONVERSION
OF PROTECTED SERIES TO REGISTERED SERIES

Pursuant to Section 18-219 of the Limited Liability Company Act of the State of Delaware, the undersigned hereby certifies as follows:

1. The name of the limited liability company is OneDoor Studios Entertainment Properties LLC (the "Company").

2. The name of the protected series, as originally established, is Series Calculated Sequels a Series of OneDoor Studios Entertainment Properties LLC.

3. The name of the registered series, as set forth in its certificate of registered series, is OneDoor Studios Entertainment Properties LLC Series Calculated Sequels.

4. The date of filing of the original certificate of formation of the Company with the Delaware Secretary of State is December 20, 2021.

5. The protected series was originally established on January 10, 2022.

6. The conversion has been approved in accordance with Section 18-219 of the Limited Liability Company Act of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on the 1st day of April 2022

By: /s/Jason Brents
      Authorized Person

Name: Jason Brents
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